Exhibit 10.1

SECOND AMENDMENT TO

CONTRACT FOR THE SALE AND

PURCHASE OF REAL ESTATE

This SECOND AMENDMENT TO CONTRACT FOR THE SALE AND PURCHASE OF REAL ESTATE (hereinafter referred to as “First Amendment”) is made and entered into this the15th day of October, 2008, by and between Picture Window, LLC, a Mississippi Limited Liability Company, (hereinafter referred to collectively as “Seller”) and MYRIAD WORLD RESORTS OF TUNICA, LLC, a Mississippi limited liability company, (hereinafter referred to as “Purchaser”), collectively referred to as “Parties”.  MYRIAD ENTERTAINMENT AND RESORTS, INC. (“Myriad Entertainment”) and Kenneth M. Murphree, LLC, a Mississippi Limited Liability Company, join in solely and only for the express purpose of consenting to the modifications indicated herein.

WHEREAS, Purchaser and Seller previously entered into that certain Contract for the Sale and Purchase of Real Estate dated July 15, 2008 (the “Original Contract”); and

WHEREAS, Purchaser and Seller previously entered into that certain First Amendment to Contract for the Sale and Purchase of Real Estate dated September 15, 2008 (the “First Amendment”); and

WHEREAS, the parties desire to modify certain specific terms and conditions of the Original Contract and First Amendment; and

WHEREAS, the parties desire to reduce their agreement and understanding to writing as required by Paragraph 9 of the Original Contract and do hereby do so;

Now therefore, for and in consideration of the mutual covenants, conditions and promises contained herein, the parties do hereby agree and contract as follows:

WITNESSETH:

1.

The Paragraph 2 of the Original Contract and First Amendment is modified to read as follows, to wit:

“2.

Purchase Price:  Purchaser shall pay Seller for the Property US $36,000,000 plus amounts based on percentage payments or minimum annual payments (“Additional Payments”) as set forth below. All payments shall be in cash or certified funds via wire transfer.

The cash portion of the purchase price shall be paid as follows:

A.

US $100,000 in cash or via wire transfer shall be paid by Purchaser to Seller on or before July 24, 2008;

B.

US $100,000 in cash or via wire transfer shall be paid by Purchaser to Seller on or before August 15, 2008;

C.

US $35,800,000 in cash or via wire transfer shall be paid by Purchaser to Seller at Closing.

The above Cash Payment listed in paragraph A shall be paid directly to Seller and shall not be held in trust.  The parties acknowledge said payments have been made.  The above Cash Payment listed in paragraph B was timely made and was previously being held by Dulaney Law Firm, L.L.P. pursuant to that certain Escrow Agreement for the Sale of Real Property and Deposit of Earnest Money dated August 13, 2008 executed by the parties and Dulaney Law Firm, L.L.P. (the “Escrow Agreement”).  The execution of the First Amendment was the joint direction, consent and authorization of the Seller and Purchaser to Dulaney Law Firm, L.L.P. to pay the $100,000 (paid pursuant to paragraph B above) being held pursuant to the terms of the Escrow Agreement to Seller.  Said payment was made. Subject to the provisions contained in this Contract, in the event that Purchaser fails to timely make the payments set forth above, then Seller may terminate this Contract by sending written notice to Purchaser stating that the Purchaser is in default.  If Purchaser does not make the required payment within ten (10) days of written notice by Seller to Purchaser, then the Contract shall be deemed terminated.  In this event, Seller shall retain any monies previously paid to it.  Purchaser agrees to execute documents reasonably necessary to reflect such termination.

The percentage portion of the purchase price shall be paid as follows:

Purchaser intends to develop a destination resort on the Property.  With regard to the casino portion of the development by Purchaser or Myriad Entertainment on the Property, Purchaser agrees to pay to Seller an amount equal to two percent (2%) of the "Gross Gaming Revenue" derived from any and all gaming or gambling activities conducted on the Property (whether the gaming is conducted by Myriad or any other party) (the “Percentage Payment”).

Gross Gaming Revenue is hereby defined by  §75-76-5(p) of the Mississippi Code of 1972, as amended, as now written or as may be modified by the State of Mississippi in the future.  A copy of §75-76-5(p) of the Mississippi Code of 1972, as amended is attached hereto as Exhibit “A”.

The Percentage Payment or Minimum Annual Payment shall be payable to Seller and Kenneth M. Murphree, LLC (the basis and amount of Kenneth M. Murphree, LLC payments, which are to be made by Purchaser in addition to any payments made to Seller, are set forth in paragraph 18 below) as follows:

The First and Second Payments

(i)

The first payment shall be made on or before the 15th day of the month immediately following the six calendar month period which begins on the first day of the month immediately following the month in which gaming operations commenced.  For example, if gaming operations commence April 14, the six month period begins on May 1 and ends on October 31.  The first payment would thus be due on or before November 15.

The first payment shall cover the entire period from the start of gaming operations through the end of the six month period.  Purchaser shall include a copy of the statements sent to the Mississippi Gaming Commission setting forth Gross Gaming Revenue for each of the months included.  If payment is based on Minimum Annual Payment rather than Percentage Payment, then the month in which gaming operations begins shall be prorated according to days in that month.

(ii)

The second payment shall be made on or before the 15th day of the month immediately following the six month period which begins on the first day of the month following the end of the first six month period.  Based on the example in (i) above, the second six month period would begin November 1 and end on April 30.  The second payment would thus be due on May 15.  Purchaser shall include a copy of the statements sent to the Mississippi Gaming Commission setting forth Gross Gaming Revenue for each of the months included.

Payments After the First and Second Payments

Thereafter, Purchaser shall make payments as follows:

(i)

On or before the first day of the month immediately following payment of the second payment above and on or before the first day of each month thereafter, Purchaser shall pay Seller 1/12 of the Minimum Annual Payment amount and 6% of 1/12 of the Minimum Annual Payment to Kenneth M. Murphree, LLC.

(ii)

On or before the 20th day of the month immediately following payment of the second payment above and on or before the 20th day of each month thereafter, Purchaser shall pay Seller and Kenneth M. Murphree, LLC any Percentage Payment due to each based on the previous month’s Gross Gaming Revenue.  Such payment shall be calculated by multiplying Gross Gaming Revenue by the applicable percentage and subtracting the 1/12 Minimum Annual Payment (or 6% of 1/12 Minimum Annual Payment for Kenneth M. Murphree, LLC) amount paid in (i) above. If that calculation is 0 or less, then no Percentage Payment is due for that month.  Purchaser shall include a copy of the statements sent to the Mississippi Gaming Commission setting forth Gross Gaming Revenue for the month.

(iii)

If, during the applicable Full Year of Gaming Operations, Purchaser has paid an amount that equals or exceeds the Minimum Annual Payment for that Full Year of Gaming Operations, then Purchaser will only make the Percentage Payment, if any, set forth in (ii) above.

(iv)

Due to the timing of payments, it may be possible that in any given Full Year of Gaming Operations, Purchaser makes more in Additional Payments than would otherwise be due in that Full Year of Gaming Operations.  In that event, Purchaser is entitled to offset such overpayment against payments due in the next Full Year of Gaming Operations.  In no event shall Seller, or Kenneth M. Murphree, LLC be obligated to repay any monies to Purchaser.  For example, if during the 1st Year of Full Gaming Operations, Purchaser paid Seller $2.2 million of Additional Payments, but Gross Gaming Revenue totaled $100,000,000, then Purchaser would have overpaid Seller for that year by the amount of $200,000.  Purchaser would then deduct that amount against Additional Payments due in the next Full Year of Gaming Operations until that amount was recovered.

Beginning on the earlier of January 1, 2011 or the start of gaming operations on the Property, Purchaser shall pay to Seller the greater of the Percentage Payment or the Minimum Annual Payment (as defined herein).  The Minimum Annual Payment is defined as follows:

Full Year of Gaming Operation:	Minimum Annual Payment:
1st Year	$2,000,000
2nd Year	$2,500,000
3rd Year	$3,000,000
4th Year	$3,500,000
5th Year and thereafter	$4,000,000

All rights granted herein by this paragraph 2 are assignable, subject to Gaming Commission approval and Paragraph 25.”

2.

Paragraph 18 of the Original Contract is modified to read as follows, to wit:

“18.

Brokers and Agent: Purchaser and Seller represent and warrant that both have existing real estate listing agreements with Kenneth M. Murphree, LLC and that Mr. Murphree is working as a dual agent.  Seller will pay Kenneth M. Murphree, LLC a 6% commission at closing.  The 6% commission to be paid by Seller will be based on the cash sales price (currently $36,000,000 based on paragraph 2 above) and stock consideration (see paragraph 23).  Purchaser will pay Kenneth M. Murphree, LLC an amount equal to 6% of the gross gaming revenue (or Minimum Annual Payments, which ever is greater) to be paid to Seller by Purchaser pursuant to Paragraph 2.  This will result in an amount equal to 0.12% of the gross gaming revenue (or Minimum Annual Payments, which ever is greater) being paid to Kenneth M. Murphree, LLC.   This payment shall be

made at the same time and in the same manner as the payments are to be made by Purchaser to Seller, provided however, that this payment shall continue only for a total of 25 years commencing on the earlier of the start of gaming operations on the Property or January 1, 2011.  After the said 25 year period, the 0.12% payment to Kenneth M. Murphree, LLC shall terminate.  Except for the referenced agreements, Seller and Purchaser represent and warrant to each other that no broker or agent is due a commission from the proceeds of the Closing except as specifically stated herein and each hereby agrees to indemnify and hold the other and the Property harmless from the claims of any agent or broker for the payment of a commission.”

3.

Paragraph 27 of the Original Contract is modified to read as follows, to wit:

“27.

Within 120 days of the date of execution of this Contract, Seller and related parties and Purchaser will enter into a contract for the sale of additional property as follows:

A.

50 acres adjacent to the Yazoo-Mississippi Delta main line levee.  The Contract will include the terms and conditions and be in a form similar to Exhibit “D” attached hereto;

B.

200-300 acres for a golf course.  Such contract will include the terms and conditions and be in a form similar to Exhibit “E” attached hereto.”

The above referenced contracts shall include a provision that Purchaser shall have no rights to acquire said parcels unless and until the sale of the Property between Seller and Purchaser closes and there is notice signed by both parties that the sale has closed.”

4.

Except as specifically modified by paragraphs 1 and 2 above, all other terms, conditions and provisions of the Original Contract and the First Amendment remain in full force and effect.

Witness our signatures on the day and year as first above written and by signing this Second Amendment each party represents to the Party opposite that this contract has been read in its entirety and all terms, conditions, covenants and obligations are fully understood.

MYRIAD WORLD RESORTS OF TUNICA, LLC acting through its Manager:

MYRIAD ENTERTAINMENT AND RESORTS, INC.,

By:
Title:	Nicholas A. Lopardo Chairman and CEO

MYRIAD ENTERTAINMENT AND RESORTS, INC.,

By:
Title:	Nicholas A. Lopardo Chairman and CEO

PICTURE WINDOW, LLC

By:
Shea Leatherman Member/Manager

PICTURE WINDOW, LLC

By:
Kenneth M. Murphree Member/Manager

STATE OF

COUNTY OF

Personally appeared before me, the undersigned authority in and for said County and State, the above named Nicholas A. Lopardo, the Chairman and CEO of Myriad Entertainment & Resorts, Inc., the parent and manager of the above named Myriad World Resorts of Tunica, LLC., a Mississippi Limited Liability Company and acknowledged that on behalf of said limited liability company, and in its name, being duly authorized so to do, he signed the foregoing instrument  and delivered said instrument on the day and year therein mentioned.

GIVEN under my hand and official seal, this the _____ day of October, 2008.

          Notary Public

My Commission Expires:

STATE OF

COUNTY OF

Personally appeared before me, the undersigned authority in and for said County and State, the above named Nicholas A. Lopardo, the Chairman of the Board of the Directors and CEO of the above named Myriad Entertainment and  Resorts, Inc., a Delaware Corporation and acknowledged that on behalf of said limited liability company, and in its name, being duly authorized so to do, he signed the foregoing instrument  and delivered said instrument on the day and year therein mentioned.

GIVEN under my hand and official seal, this the _____ day of October, 2008.

          Notary Public

My Commission Expires:

STATE OF MISSISSIPPI

COUNTY OF TUNICA

Personally appeared before me, the undersigned authority in and for said County and State, the above named Shea Leatherman, the Manager and a Member of the above named Picture Window, LLC, a Mississippi Limited Liability Company and acknowledged that on behalf of said limited liability company, and in its name, being duly authorized so to do, he signed the foregoing instrument  and delivered said instrument on the day and year therein mentioned.

GIVEN under my hand and official seal, this the _____ day of October, 2008.

          Notary Public

My Commission Expires:

STATE OF MISSISSIPPI

COUNTY OF TUNICA

Personally appeared before me, the undersigned authority in and for said County and State, the above named Kenneth M. Murphree, the Manager and a Member of the above named Kenneth M. Muphree, LLC, a Mississippi Limited Liability Company and acknowledged that on behalf of said limited liability company, and in its name, being duly authorized so to do, he signed the foregoing instrument  and delivered said instrument on the day and year therein mentioned.

GIVEN under my hand and official seal, this the _____ day of October, 2008.

          Notary Public

My Commission Expires: